Contact:                 Mark T. Reitzes                                                                                                                                                                                                                 For immediate release
513-661-0457

Cheviot Financial Corp. Reports Third-Quarter Earnings

CINCINNATI, Ohio – November 4, 2015 – Cheviot Financial Corp. (NASDAQ: CHEV), the parent company of Cheviot Savings Bank, today reported net earnings for the third fiscal quarter of 2015 of $330,000, or $0.05 per share based upon 6,636,500 weighted average shares outstanding at September 30, 2015. Net earnings for the three months ended September 30, 2014 totaled $902,000 or $0.14 per share based upon 6,539,499 weighted average shares outstanding at September 30, 2014.

For the three months ended September 30, 2015:

Net earnings for the three months ended September 30, 2015 totaled $330,000, a $572,000 decrease from the $902,000 earnings reported in the September 2014 period.  The decrease in net earnings reflects an increase of $405,000 in the provision for losses on loans, an increase of $225,000 in general, administrative and other expense, a decrease in other income of $173,000 and a decrease in net interest income of $44,000, which were partially offset by a decrease of $275,000 in the provision for federal income taxes.

Total interest income decreased $73,000, or 1.6%, to $4.5 million for the three months ended September 30, 2015, from the comparable quarter in 2014.   Interest income on loans increased $128,000, or 3.5%, to $3.7 million during the 2015 quarter from $3.6 million for the 2014 quarter.  This increase was due primarily to a $26.5 million, or 8.1%, increase in the average balance of loans outstanding, which was partially offset by an 18 basis point decrease in the average yield on loans to 4.22% for the 2015 quarter from 4.40% for the three months ended September 30, 2014.  Interest income on mortgage-backed securities decreased $52,000, or 59.8%, to $35,000 for the three months ended September 30, 2015, from $87,000 for the comparable 2014 quarter, due primarily to a $10.8 million, or 56.7% decrease in the average balance of securities outstanding and by a 13 basis point decrease in the average yield.  Interest income on investment securities decreased $160,000, or 20.6%, to $618,000 for the three months ended September 30, 2015, compared to $778,000 for the same quarter in 2014, due primarily to a decrease of $31.5 million in the average balance of investment securities outstanding, which was partially offset by a four basis point increase in the average yield to 2.20% in the 2015 quarter.  Interest income on other interest-earning deposits increased $11,000, or 12.4% to $100,000 for the three months ended September 30, 2015.

Interest expense decreased $29,000, or 3.3% to $839,000 for the three months ended September 30, 2015, from $868,000 for the same quarter in 2014.  Interest expense on deposits decreased by $9,000, or 1.2%, to $732,000, from $741,000, due primarily to a decrease of $2.4 million, or 0.5% in the average balance of deposits outstanding.  The average cost of deposits was 0.64% during both three month periods ended September 30, 2015 and 2014.  Interest expense on borrowings decreased by $20,000, or 15.7%, due primarily to a 143 basis point decrease in the average cost of borrowings, which was partially offset by an $8.4 million increase in the average balance outstanding.

As a result of the foregoing changes in interest income and interest expense, net interest income decreased by $44,000, or 1.2%, to $3.7 million for the three months ended September 30, 2015, as compared to the same quarter in 2014.  The average interest rate spread increased to 2.90% for the three months ended September 30, 2015 from 2.88% for the three months ended September 30, 2014.  The net interest margin was 2.92% for both of the three months ended September 30, 2015 and 2014, respectively.

As a result of the overall change in the composition of our loan portfolio, we recorded a provision for losses on loans of $660,000 for the three months ended September 30, 2015, as compared to $255,000 for the three months ended September 30, 2014.  At September 30, 2015, our gross loan portfolio consisted of 40.7% in multifamily, construction and commercial loans as compared to 32.1% at December 31, 2014.

Other income decreased $173,000, or 18.7%, to $750,000 for the three months ended September 30, 2015, compared to the same quarter in 2014, due primarily to the absence of the gain on sale of investment securities designated as available for sale during the 2015 quarter compared to gains of $74,000 during the 2014 quarter, a decrease in the gain on sale of real estate acquired through foreclosure of $98,000, which was partially offset by an increase in the gain on sale of loans of $13,000.

General, administrative and other expense increased $225,000, or 7.3%, to $3.3 million for the three months ended September 30, 2015.  This increase is a result of an increase of $105,000 in employee compensation and benefits expense, an increase of $57,000 in property, payroll and other taxes and an increase of $61,000 in data processing expense.

The provision for federal income taxes decreased $275,000 for the three months ended September 30, 2015.   The effective tax rate for the three months ended September 30, 2015 was 28.9%.

For the nine months ended September 30, 2015:

Net earnings for the nine months ended September 30, 2015 totaled $879,000, a $1.4 million decrease from the $2.2 million in net earnings reported for the 2014 period.  The decrease in net earnings reflects an increase of $743,000 in general, administrative and other expense, a decrease in other income of $688,000, an increase in the provision for losses on loans of $273,000 and a decrease of $198,000 in net interest income, which were partially offset by a decrease in the provision for federal income taxes of $538,000.

Total interest income decreased $300,000, or 2.2%, to $13.6 million for the nine months ended September 30, 2015, from the comparable period in 2014.   Interest income on loans increased $98,000, or 0.9%, to $11.2 million during the 2015 period from $11.1 million for the 2014 period.  This increase was due primarily to a $16.5 million increase in the average balance of loans outstanding, which was partially offset by a 17 basis point decrease in the average yield to 4.29% from 4.46% in the 2014 period.  Interest income on mortgage-backed securities decreased $84,000, or 42.2%, to $115,000 for the nine months ended September 30, 2015, from $199,000 for the 2014 period, due primarily to a decrease of $5.7 million in the average balance of securities outstanding and an eight basis point decrease in yield period over period.  Interest income on investment securities decreased $332,000, or 14.3%, to $2.0 million for the nine months ended September 30, 2015, compared to $2.3 million for the same period in 2014, due primarily to a decrease of $21.3 million, or 14.4%, in the average balance of investment securities outstanding. The average yield on investment securities was 2.10% for both of the nine month periods ended September 30, 2015 and 2014.  Interest income on other interest-earning deposits increased $18,000, or 6.7%, to $285,000 for the nine months ended September 30, 2015, as compared to the same period in 2014.

Interest expense decreased $102,000, or 3.8%, to $2.6 million for the nine months ended September 30, 2015, from $2.7 million for the same period in 2014.  Interest expense on deposits decreased by $16,000, or 0.7%, to $2.3 million, due primarily to an $8.5 million decrease in the average balance outstanding.  The average cost of deposits was 0.66% for both of the nine month periods ended September 30, 2015 and 2014. Interest expense on borrowings decreased by $86,000, or 20.8%, due primarily to a 91 basis point decrease in the average cost of borrowings, which was partially offset by a $1.8 million, or 10.7%, increase in the average balance outstanding.

As a result of the foregoing changes in interest income and interest expense, net interest income decreased by $198,000, or 1.8%, to $11.0 million for the nine months ended September 30, 2015.  The average interest rate spread decreased two basis points to 2.87% for the nine months ended September 30, 2015 from 2.89% for the nine months ended September 30, 2014.  The net interest margin decreased to 2.91% for the nine months ended September 30, 2015 from 2.93% for the nine months ended September 30, 2014.

For the nine months ended September 30, 2015, the company recorded a provision for losses on loans of $1.1 million, as compared to $810,000 for the nine months ended September 30, 2014.

Other income decreased $688,000, or 23.7%, to $2.2 million for the nine months ended September 30, 2015, compared to the same period in 2014, due primarily to the absence of the gain on sale of investment securities designated as available for sale in the 2015 period compared to gains of $795,000 during the 2014 period,  a decrease in the gain on the sale of real estate acquired through foreclosure of $131,000 and a decrease of $62,000 in service fee income, which was partially offset by an increase in the gain on sale of loans of $312,000.

General, administrative and other expense increased $743,000, or 7.4%, to $10.8 million for the nine months ended September 30, 2015, from $10.1 million for the comparable period in 2014.  The increase is a result of an increase of $1.1 million in employee compensation and benefits and an increase of $132,000 in property, payroll and other taxes, which were partially offset by a decrease of $419,000 in real estate owned impairment expense and decrease of $112,000 in occupancy and equipment expense.

The provision for federal income taxes decreased $538,000 for the nine months ended September 30, 2015.  The effective tax rate for the nine months ended September 30, 2015 was 32.4%.

As previously announced, on February 3, 2015 we entered into a severance agreement (the “Agreement”) with our former President and Chief Executive Officer in connection with his retirement.  The Agreement included non-competition, non-solicitation and confidentiality provisions and a full and final release of claims, in exchange for which we paid the former President and Chief Executive officer a total of approximately $765,000 upon his retirement.  The execution of the Agreement and resulting payments caused the majority of the increase in employee compensation and benefits and related property, payroll and other taxes for the nine months ended September 30, 2015.

Financial Condition Changes at September 30, 2015 and December 31, 2014:

At September 30, 2015, total assets were $576.6 million, compared with $571.2 million at December 31, 2014.  Total assets increased $5.3 million, or 0.9%, primarily due to an increase in loans receivable, including loans held for sale, of $28.0 million and an increase in cash and cash equivalents of $10.5 million, which were partially offset by a decrease in investment securities of $30.4 million.   The decrease in investment securities was a result of securities called at par of $62.0 million, which were offset by purchases of $30.0 million.  The increase in loans receivable resulted from loan originations of $124.4 million, which was partially offset by the sale of loans in the secondary market of $36.2 million and principal repayments of $59.8 million.  During the nine months ended September 30, 2015, our commercial loan portfolio increased $19.3 million, or 23.8% to $100.7 million.  As a result, our gross loan portfolio at September 30, 2015 consisted of $223.8 million or 58.5% in one-to four-family residential loans, $32.0 million, or 8.3% in multifamily residential loans, $23.1 million, or 6.0% in gross construction loans, $100.7 million, or 26.3% in commercial loans and $3.0 million, or 0.8% in consumer loans in relation to total loans.

Total liabilities were $479.7 million at September 30, 2015, an increase of $4.6 million, or 0.9% compared to $475.1 million at December 31, 2014.  The increase in total liabilities is a result of an increase of $8.1 million, or 1.8% in total deposits which totaled $459.9 million at September 30, 2015, as compared to $451.8 million at December 31, 2014.  Advances from the Federal Home Loan Bank of Cincinnati decreased by $2.0 million, or 13.5%, to $12.8 million at September 30, 2015, from $14.9 million at December 31, 2014.  The decrease is a result of new advances during the year of $12.0 million, which was offset by repayments of $13.9 million.

Shareholders’ equity at September 30, 2015 was $96.9 million, an increase of $708,000, or 0.7%, from December 31, 2014.  The increase resulted primarily from a decrease in the unrealized loss on securities designated as available for sale, net of tax, of $1.1 million, net earnings of $879,000 and common stock issued for stock options exercised of $535,000, which was partially offset by dividend payments on common stock of $2.0 million. At September 30, 2015, tangible book value per share was $12.68 as compared to $12.72 at December 31, 2014.

SUMMARIZED
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION AND
CONSOLIDATED STATEMENTS OF INCOME

The following tables set forth consolidated selected financial and other data of Cheviot Financial Corp. at the dates and for the periods presented.

	For the Nine Months Ended
	(Unaudited)	(Unaudited)
	9/30/2015	9/30/2014

Selected Operating Data:	(In thousands, except per share data)
Total interest income	$13,555	$13,855
Total interest expense	2,590	2,692

Net interest income	10,965	11,163
Provision for losses on loans	1,083	810

Net interest income after provision for losses on loans	9,882	10,353
Total other income	2,213	2,901
Total general, administrative and other expense	10,795	10,052

Earnings before income taxes	1,300	3,202
Federal income taxes	421	959

Net earnings	$879	$2,243

Earnings per share – basic and diluted	$0.13	$0.34

	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
	9/30/2015	6/30/2015	3/31/2015	12/31/2014	9/30/2014

ASSETS:	(In thousands)
Cash and cash equivalents	$52,973	$46,455	$32,553	$42,439	$16,298
Investment securities available for sale	96,568	116,191	138,735	126,999	144,289
Mortgage-backed securities available for sale.	7,925	8,474	8,933	9,400	17,902
Mortgage-backed securities held to maturity – at cost	-	-	-	-	2,769
Loans receivable, net (1)	365,095	354,478	338,035	337,095	335,199
Other assets	54,002	55,394	54,446	55,304	56,376

Total Assets	$576,563	$580,992	$572,702	$571,237	$572,833

LIABILITIES:
Deposits	$459,856	$452,237	$455,523	$451,784	$455,805
Advances from the Federal Home Loan Bank	12,849	25,284	13,857	14,851	15,444
Other liabilities	6,968	7,408	6,435	8,420	6,831

Total Liabilities	479,673	484,929	475,815	475,055	478,080
Total Shareholders’ equity	96,890	96,063	96,887	96,182	94,753

Total Liabilities & Shareholders’ equity	$576,563	$580,992	$572,702	$571,237	$572,833

(1)	Includes loans held for sale, net of allowance for loan losses and deferred loan costs.

	For the Three Months Ended
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	9/30/2015	6/30/2015	3/31/2015	12/31/2014	9/30/2014

	(In thousands, except per share data)

Total interest income	$4,500	$4,604	$4,452	$4,579	$4,573
Total interest expense	839	861	891	827	868

Net interest income	3,661	3,743	3,561	3,752	3,705
Provision for losses on loans	660	280	143	214	255

Net interest income after provision for
losses on loans	3,001	3,463	3,418	3,538	3,450
Total other income	750	781	681	961	923
Total general, administrative and other
expense	3,287	3,430	4,076	3,278	3,062

Earnings before income taxes	464	814	23	1,221	1,311
Federal income taxes	134	266	22	385	409

Net earnings	$330	$548	$1	$836	$902

Earnings per share – basic and diluted	$0.05	$0.08	$0.00	$0.13	$0.14

SELECTED FINANCIAL AND OTHER DATA

	For the Three Months Ended
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	9/30/2015	6/30/2015	3/31/2015	12/31/2014	9/30/2014

Selected Financial Ratios and Other Data:(1)
Performance Ratios:
Return on average assets	0.23%	0.38%	0.00%	0.59%	0.62%
Return on average equity	1.36	2.25	0.00	3.50	3.80
Average equity to average assets	16.49	16.90	16.95	16.72	16.43
Net interest margin (2)	2.92	2.93	2.89	2.97	2.92
Interest rate spread (2)	2.90	2.87	2.85	2.92	2.88
Average interest-earning assets to average
interest-bearing liabilities	103.86	106.48	103.93	106.04	104.62
Total general, administrative and other expenses
to average total assets	2.24	2.38	2.86	2.30	2.12
Efficiency ratio (3)	74.52	75.82	96.09	69.55	66.16

Other Financial Ratios:
Basic earnings per share	$0.05	$0.08	$0.00	$0.13	$0.14
Diluted earnings per share	$0.05	$0.08	$0.00	$0.13	$0.14
Tangible book value per common share	$12.68	$12.57	$12.77	$12.72	$12.53
Shares outstanding	6,802,954	6,795,454	6,753,145	6,718,795	6,707,803
Weighted average shares	6,636,500	6,622,343	6,573,652	6,541,410	6,539,499
Weighted average diluted shares	6,729,975	6,722,306	6,663,784	6,605,690	6,602,029

Asset Quality Ratios:
Nonperforming loans as a percent of net loans (4)	1.68%	1.61%	1.53%	1.51%	1.62%
Nonperforming assets as a percent of total assets (4)	1.31	1.28	1.19	1.21	1.35
Allowance for loan losses as a percent of net loans	0.82	0.67	0.69	0.66	0.66
Allowance for loan losses as a percent of nonperforming assets (4)	39.57	32.09	34.18	32.40	28.76
Allowance for loan losses as a percent of net originated loans (5)	0.84	0.66	0.67	0.66	0.62
Allowance for loan losses as a percent of net purchased loans	0.82	0.84	0.86	0.77	0.88
Allowance for loan losses as a percent of originated non-performing assets (5)	63.74	42.56	47.62	41.88	39.36
Allowance for loan losses as a percent of purchased non-performing assets	14.94	18.50	19.86	20.23	18.66
Net charge-offs to average loans	0.02	0.06	0.02	0.06	0.01

Regulatory Capital Ratios (Bank Only):
Common equity tier 1 risk-based capital	22.41%	23.01%	23.91%	N/A	N/A
Tier 1 risk-based capital	22.41	23.01	23.91	24.53%	24.88%
Total risk-based capital	23.26	23.70	24.62	25.23	25.57
Tier 1 leverage	13.78	13.92	13.98	13.88	14.07

Number of:
Banking offices	12	12	12	12	12

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the periods.
(2)
Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities.  Net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)	Efficiency ratio represents the ratio of general, administrative and other expenses divided by the sum of net interest income and total other income.
(4)
Nonperforming loans consist of non-accrual loans and accruing loans greater than 90 days delinquent, while nonperforming assets consist of non-performing loans and real estate acquired through foreclosure.  Includes non-performing assets acquired from First Franklin Corporation.

(5)	Ratios exclude the effects of loans and non-performing assets acquired from First Franklin Corporation.

Cheviot Savings Bank was established in 1911 and currently has twelve full-service offices in Hamilton County, Ohio.

# # #

This release contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:

• statements of our goals, intentions and expectations;
• statements regarding our business plans and prospects and growth and operating strategies;
• statements concerning trends in our provision for loan losses and charge-offs;
• statements regarding the trends in factors affecting our financial condition and results of operations, including asset quality of our loan and investment portfolios; and
• estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events: significantly increased competition among depository and other financial institutions; inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments; general economic conditions, either nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected; decreased demand for our products and services and lower revenue and earnings because of a recession or other events; adverse changes and volatility in the securities markets or credit markets; legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements; our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board; changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve and changes in the level of government support of housing finance; changes in policy and/or assessment rates of taxing authorities that adversely affect us; changes in our organization, or compensation and benefit plans and changes in expense trends (including, but not limited to trends affecting non-performing assets, charge-offs and provisions for loan losses); the impact of the governmental effort to restructure the U.S. financial and regulatory system, including the extensive reforms enacted in the Dodd-Frank Act and the continuing impact of our coming under the jurisdiction of new federal regulators; the inability of third-party providers to perform their obligations to us; and the ability of the U.S. Government to manage federal debt limits.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.